UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2009 (January 29, 2009)
SPHERIS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-132641	62-1805254

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9009 Carothers Pkwy., Ste. C-3, Franklin, Tennessee	37067

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 261-1500
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.      Costs Associated with Exit or Disposal Activities.
     On January 29, 2009, Spheris Inc. (the “Company”) announced a restructuring plan to streamline operations and improve operational efficiencies and costs, primarily through an involuntary workforce reduction. As part of its restructuring plan, the Company intends to eliminate approximately 15% of the Company’s total U.S. based administrative and corporate workforce. The Company expects to incur restructuring charges in the range of $0.6 to $1.0 million in connection with the restructuring plan, including one-time termination benefits and other restructuring related charges. All of these charges are expected to be incurred during the current fiscal year. The Company expects the restructuring actions to reduce annual costs by approximately $5 million.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This report contains certain forward-looking statements and expectations regarding the Company’s future performance. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. These include, among other things, the preliminary nature of estimates of the benefits of the Company’s workforce reduction and restructuring plan. The Company’s reports to the Securities and Exchange Commission contain detailed information relating to such other factors, including, without limitation, the risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2007, which information is incorporated by reference herein and updated by the Company’s subsequent Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERIS INC.

Date: February 3, 2009	By:	/s/ Brian P. Callahan

Brian P. Callahan Chief Financial Officer